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                                                                        Ex. 99.2

AKSYS NAMES HOWARD J. LEWIN AS CEO

VETERAN OF DIALYSIS SECTOR BRINGS EXTENSIVE OPERATIONAL EXPERTISE AND SUCCESSFUL TRACK RECORD IN BUSINESS DEVELOPMENT AND M&A

LINCOLNSHIRE, III., June 26 /PRNewswire-FirstCall/ -- Aksys(R), Ltd. (Nasdaq:
AKSY), a pioneer in innovative dialysis systems, today announced that veteran healthcare executive Howard J. Lewin has joined the Company as President and Chief Executive Officer effective immediately. Mr. Lewin also was appointed to the Company's Board of Directors. Mr. Lewin replaces Laurence P. Birch, Interim CEO, who will continue to serve as the Company's Chief Financial Officer.

Mr. Lewin most recently served as Group Vice President at DaVita Inc., one of the two largest companies in the U.S. providing dialysis services to patients suffering from chronic kidney failure. During his tenure at DaVita, Mr. Lewin managed 220 dialysis centers where he was responsible for clinical outcomes, growing revenues, increasing margins and effecting the turnaround of a key division within the company. Mr. Lewin also headed up DaVita's clinical laboratory and in 2003-2004 managed mergers and acquisitions on a company-wide basis, completing 41 transactions.

"We are thrilled that Howard Lewin has joined the Aksys team, bringing with him a skill set uniquely suited for leadership of the Company at a watershed moment in its history," stated Leslie Lake, a director of Aksys and managing director of Invus Group Ltd. "Howard has a thorough knowledge of the dialysis industry, extensive experience with transactions and a strong track record in business development that will be essential to the Company's progress going forward."

Mr. Lewin commented, "In 2002, Aksys introduced the first FDA-approved system for hemodialysis in the home, a tremendous advance for patient health and quality of life. One of my primary mandates at Aksys will be to streamline and accelerate the Company's program to develop and launch the Company's next-generation system, which has the potential to dramatically transform treatment for patients with ESRD. I am excited to join the hardworking team at Aksys, each of whom is dedicated to ensuring that the Company achieves its potential and a significant presence in the marketplace."

Prior to joining DaVita, Mr. Lewin served as Chief Executive Officer of New Vision Laser Centers, restructuring the business while expanding into new markets. Previously, he executed a turnaround of a Cardiology service business, and served as President of Vivra Nephrology Partners. Mr. Lewin also served as Vice President of Finance of IG Laboratories and Vice President/Chief Financial Officer of Odyssey Biomedical Corp. Mr. Lewin received his MBA degree from Harvard University and his Bachelor of Science degree in Chemical Engineering from Cornell University.

About Aksys

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company's lead product, the PHD(R) System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: http://www.aksys.com/.

Nasdaq Notice

In connection with Mr. Lewin's employment and as an inducement to begin employment, the Company has granted him non-qualified stock options to purchase
2.5 million shares of the Company's common stock in two tranches. The first tranche consists of non-qualified stock options to purchase 1.2 million shares of Company common stock at an exercise price of $0.7644, the closing price of the Company's stock on June 23, 2006. Three hundred thousand of these shares vest on the first anniversary of the grant date, with 1/36th of the remaining 900,000 shares vesting monthly thereafter. The second tranche consists of non-qualified stock

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options to purchase 1.3 million shares of Company common stock at an exercise price of $0.7644. These shares vest in varying amounts upon the achievement of certain financial, operational and stock price milestones. All of the options granted to Mr. Lewin have a ten- year term. The option grants were approved by the Company's Board of Directors without shareholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

Safe Harbor Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. These statements include, without limitation, statements that implicate benefits to our company from the hiring of Mr. Lewin, statements relating to expected operational and financial improvements and other statements containing words such as "expects" and words of similar import. Factors that could cause such a difference include, but are not limited to, the following:
(i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) risks relating to our ability comply with regulatory clearances and approvals required to manufacture, market and sell the PHD System, and the potential adverse impact on our company of failing to maintain or obtain any such clearances and approvals; (iv) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (v) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (vi) risks related to quality control issues and consistency of service applicable to the PHD System; (vii) market, regulatory reimbursement and competitive conditions; (viii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (ix) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System;
(x) changes in QSR requirements; (xi) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates; (xii) risks related to our new POD strategy and focused resource allocation; and
(xiii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.